Exhibit 99.1

FOR IMMEDIATE RELEASE	JANUARY 4, 2016

Media Contact:

Julie Calzone

(337) 235-2924

jcalzone@calzone.com

Company Contacts:

Daniel J. Schreiber, CEO

(858) 509-8800

dan@redhawkholdingscorp.com

G. Darcy Klug, CFO

(337) 269-5933

darcy.klug@redhawkholdingscorp.com

REDHAWK COMPLETES MEDICAL DEVICE PURCHASE

RedHawk Receives $1.0 Million Working Capital Infusion

Youngsville, Louisiana – RedHawk Holdings Corp. (OTC: IDNG) (“RedHawk” or the “Company”) announced today it has completed the previously announced acquisition of certain high-quality medical device technology, including the tangible and intangible assets, for the Disintegrator™ Insulin Needle Destruction Unit (“Disintegrator”) and the Carotid Artery Non-Contact Thermometer (“CAT”). The Disintegrator is the only needle destruction device approved by the United States Food and Drug Administration. With the acquisition, RedHawk also said it has named the products’ inventor, Jason M. Roth, as the President of its medical device business unit, RedHawk Medical Products & Services, LLC (“RedHawk Medical”).

Concurrent with completion of the asset acquisition, the Company received from Beechwood Properties, LLC (“Beechwood”), a working capital injection of approximately $1.9 million of cash and marketable securities, net of a $1.0 million, 3.5% per annum, line of credit. The working capital infusion was received in exchange for 1,000 shares of the Company’s newly designated 5% Series B Preferred Stock, $1,000 par value. Additionally, Beechwood converted into 100 shares of the Company’s 5% Series A Preferred Stock, $1,000 par value, $100,000 of the Company’s outstanding obligation to Beechwood.

Beechwood beneficially owns approximately 55.8% of RedHawk’s outstanding common stock. Mr. G. Darcy Klug, the Company’s Chief Financial Officer and Secretary, owns and controls Beechwood.

Commenting on the completion of the acquisition of the Disintegrator, Daniel J. Schreiber, Chief Executive Officer, said, “The acquisition of the Disintegrator™ and the CAT, combined with the addition of Jason to our management team, is just the first step in building our medical device business unit. Further strategic acquisitions are anticipated. Jason is widely recognized in the medical industry for his creative and inventive medical device talents. He is an exciting addition to the RedHawk management team.”

“During the 2015 year,” continued Schreiber, “We restructured our balance sheet in order to position RedHawk to pursue various strategic acquisitions. With closings of the Disintegrator acquisition and the Beechwood working capital infusion, RedHawk’s balance sheet has improved dramatically. We can now focus on closing other previously announced acquisitions and maximizing revenues and profitability”

Jason M. Roth said, commenting on the acquisition and his joining RedHawk Medical, “I am thrilled to be associated with RedHawk Medical and to be an integral part of the outstanding RedHawk management team. I believe the Company is well positioned to bring new and exciting medical products into both the U.S. and European medical marketplace. I believe these new and exciting products, combined with additional strategic business combinations currently under consideration, will help accelerate the growth of RedHawk Medical.”

“I invented the Disintegrator to address two huge problems which currently plague the medical industry – needle sticks and hazardous waste disposal. The U. S. Centers for Disease Control and Prevention estimates that more than a half-million accidental sticks occur annually, with many of those injuries going unreported. In addition to potential threats to medical professionals, sharps often end up in recycling centers where workers who come into contact with the used needles can be hurt, or worse, contract life-threatening disease.”

“Legislators have passed laws to make it illegal to throw needles and sharps into the trash, but they didn’t mandate a system to safely dispose of them. Because needles are considered hazardous medical waste, used needles must be placed in puncture-proof containers and taken to special drop-off sites. Many times, patients have to travel a long-distance to safely dispose the needles but some of these patients are elderly or too ill to travel these long distances. Although, they can pay to participate in a disposal program through the mail, wherein used needles are shipped in safe containers to disposal sites, these programs can be expensive.”

“Because of the growing problem of needle sticks and hazardous waste disposal that continues to plague the medical industry, I created the Disintegrator. Using proprietary technology that creates an electric arc, the unit safely converts a used needle into a safe, powder residue in a matter of a few seconds. The powder residue is then no longer considered a hazardous material and can be safely disposed with the normal household waste.”

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This release may contain forward-looking statements. Forward-looking statements are all statements other than statements of historical fact. Statements contained in this release that are not historical facts may be deemed to be forward-looking statements. The words “anticipate,” “may,” “can,” “plans,” “believes,” “estimates,” “expects,” “projects,” “targets,” “intends,” “likely,” “will,” “should,” “to be,” “potential” and any similar expressions are intended to identify those assertions as forward-looking statements.

Investors are cautioned that forward-looking statements are inherently uncertain. Actual performance and results may differ materially from that projected or suggested herein due to certain risks and uncertainties. In evaluating forward-looking statements, you should consider the various factors which may cause actual results to differ materially from any forward-looking statements including those listed in the “Risk Factors” section of our latest 10-K report. Further, the Company may make changes to its business plans that could or will affect its results. Investors are cautioned that the Company will undertake no obligation to update any forward-looking statements.